Exhibit 10.1

Private and Confidential

DATED 03 November 2016

NOSTOS SHIPMANAGEMENT CORP. (1)

as borrower

and

ALPHA BANK A.E. (2)

as lender

LOAN AGREEMENT

in respect of

a loan of up to USD16,125,000

INCE & CO

PIRAEUS

Index

Clause		Page

1	Purpose and definitions	3

2	The Bank’s Commitment, Advance and Use of Proceeds	20

3	Interest and Interest Periods	21

4	Repayment and prepayment	24

5	fees and expenses	26

6	Payments and taxes; Accounts and calculations	28

7	Representations and Warranties	32

8	Undertakings	40

9	Conditions	52

10	Events of Default	53

11	Indemnities	60

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION	61

13	Security, set-off and miscellaneous	63

14	EARNINGS Account	65

15	Assignment, transfer and lending office	66

16	Notices	68

17	Governing law	69

18	Jurisdiction	69

Schedule 1 Form of Drawdown Notice		73

Schedule 2 Conditions Precedent		74

Schedule 3 Vessel Details		79

Schedule 4 Indenture Excerpt		80

Schedule 5 Indenture Definitions		93

Schedule 6 Form of Compliance Certificate		126

THIS AGREEMENT is dated 03 November 2016 and made BETWEEN:

(1)	NOSTOS SHIPMANAGEMENT CORP. as Borrower; and

(2)	ALPHA BANK A.E. as Bank.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Bank agrees to make available to the Borrower a loan facility of up to the lesser of (i) USD16,125,000 and (ii) 75% of the Valuation Amount for the purpose of refinancing the Borrower’s existing Indebtedness in respect of the Vessel.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Pledge” means the pledge required to be executed hereunder by the Borrower over the Earnings Account in such form as the Bank may agree or require;

“Approved Broker” means each of (i) H Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Arrow Research Ltd. of Harbour House, Chelsea Harbour, London SW10 0XE, England, (iii) SSY of Lloyds Chambers, 1 Portsoken Street, London E1 8PH, England, (iv) Maersk Broker K/S, Midtermolen 1, 2100 Copenhagen, Denmark, (v) E.A. Gibson Shipbrokers Ltd., Audrey House, 16-20 Ely Place, London EC1N 6SN, England and (vi) Golden Destiny of 57 Akti Miaouli Street, Piraeus GR-185 36, Greece or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Bank and agreed with the Borrower;

“Assignee” is defined in clause 15.3;

“Bank” means Alpha Bank A.E. a banking société anonyme duly incorporated under the laws of Greece, having its registered office at 40 Stadiou Street, Athens, 102 52, Greece, acting for the purposes of this Agreement through its office at 93 Akti Miaouli, 185 38 Piraeus, Greece (or of such other address as may last have been notified to the Borrower pursuant to clause 16.2.3);

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Piraeus and New York City;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means NOSTOS SHIPMANAGEMENT Corp., a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Bank at any time and from time to time as having been incurred by it in maintaining or funding the Loan or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:

(a)	any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.3 whether on a voluntary or involuntary basis or otherwise howsoever or

(b)	of the Borrower failing or being incapable of drawing the Loan after a Drawdown Notice has been given;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys-at-law or solicitors;

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by the Borrower in favour of the Bank (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Bank may require in its sole discretion;

“Classification” means, in relation to the Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means any IACS classification society which the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Ship Security Documents;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means, in relation to the Loan, the maximum amount which the Bank has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 6;

“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if it is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be covered by the Borrower’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Corporate Guarantee” means the guarantee required to be executed hereunder by the Corporate Guarantor in such form as the Bank may agree or require;

“Corporate Guarantor” means Navios Maritime Holdings Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars”, “$” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, any date being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earlier of (i) 31 January 2017 or such other date as the Bank and the Borrower may agree and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings Account” means an interest bearing USD account required to be opened hereunder with the Bank in the name of the Borrower designated “Nostos Shipmanagement Corp. - Earnings Account” and includes any other account designated in writing by the Bank to be the Earnings Account for the purposes of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Manager, or any other Group Member or any other person having a contractual relationship with the Borrower, the Manager or any other Group Member in connection with any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Vessel; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel which involves collision between a Relevant Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Vessel, the Manager and/or the Borrower and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel and where such Relevant Vessel is actually or potentially liable to be arrested as a result and/or where the Manager and/or the Borrower and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means any time charterparty, contract of affreightment or other contract of employment of the Vessel which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the Drawdown Date and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other associated official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“First Indenture” means the Indenture dated as of 28 January 2011 for USD 350,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 8 1/8% Senior Notes due on 15 February 2019;

“Fixed Charge Coverage Ratio” means the Fixed Charge Coverage Ratio as defined and applied in the Secured Indenture.

“Flag State” means the Republic of Panama or such other state or territory agreed by the Bank, at the request of the Borrower, as the “Flag State” of the Vessel for the purposes of the Security Documents;

“GAAP” means generally accepted accounting principles.

“General Assignment” means, in respect of the Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time the Corporate Guarantor and its subsidiaries but not including any subsidiary which is listed on any public stock exchange;

“Group Member” means any member of the Group;

“IACS” means the International Association of Classification Societies;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Indentures” means, together, the First Indenture and the Secured Indenture;

“Indenture Excerpt” means the excerpt from the Secured Indenture set out in Schedule 4;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with the provisions of clause 3;

“ISM Code” means in relation to its application to the Borrower, the Vessel and its operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 September 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 September 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to the Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial year of the Group, the latest audited financial statements required to be prepared pursuant to clause 8.1.6;

“LIBOR”means, for an Interest Period:

(a)	the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE”) (or any other person which takes over the administration of that rate) for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Thomson Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Day for that Interest Period (and, for the purposes of this Agreement, “Thomson Reuters Page Libor 01” means the display designated as the “Page LIBOR 01” on the Thomson Reuters Service or such other page as may replace Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or

(b)	if on such date no rate is displayed, LIBOR for such period shall be the Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period and for delivery on the first Banking Day of it,

Provided, however, that if any such rate is below zero, LIBOR shall be deemed to be zero;

“Liquidity” means the aggregate of all cash deposits legally and beneficially owned by any Group Member which:

(a)	are free from any Encumbrance other than, in respect of any deposit with a Bank, any Encumbrance given as security for the obligations of the Borrowers under this Agreement; and

(b)	are otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned;

“Loan” means the principal amount borrowed by the Borrower under this Agreement or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means, in respect of the Vessel, the agreement between the Borrower and the Manager, in a form previously approved by the Bank;

“Manager” means Navios Shipmanagement Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or (without the need for the Bank’s consent) any Group Member or (with the prior written consent of the Bank) any other person appointed by the Borrower as the commercial and/or technical manager of the Vessel;

“Manager’s Undertaking” means the undertaking and assignment required to be executed hereunder by the Manager in favour of the Bank in respect of the Vessel, in such form as the Bank may require in its sole discretion;

“Margin” means 3.00 per cent (3%) per annum;

“Material Adverse Effect” means a material adverse effect on:

(i)	the ability of the Borrower to perform its obligations under this Agreement; or

(ii)	the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms;

“MII & MAP Policy” means a mortgagee’s interest and (if required by the Bank) pollution risks insurance policy (including additional perils (pollution) cover) in respect of the Vessel to be effected by the Bank to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Bank in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in the such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first preferred mortgage of the Vessel required to be executed hereunder by the Borrower in such form as the Bank may agree or require;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Party” means a party to this Agreement.

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Security Documents and Permitted Liens or otherwise permitted by the Bank;

“Permitted Liens” means any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Mortgage);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Persons” means any person (whether designated by name or by reason of being included in a class of persons) against whose Sanctions are directed;

“Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;

“Registry” means, in relation to the Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register the Vessel, the Borrower’s title thereto and the Mortgage under the laws and flag of the Flag State;

“Related Company” of a person means any subsidiary of such person, any company or other entity of which such person is a subsidiary and any subsidiary of any such company or entity;

“Relevant Vessel” means the Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means, subject to clause 6.3, the date falling 15 months after the Drawdown Date and each of the dates falling at three monthly intervals thereafter, up to and including the date falling 72 months after the Drawdown Date;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity or central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Bank) which is, in respect of:

(a)	the first (1st) year following the Drawdown Date, 110% of the Loan;

(b)	the second (2nd) year following the Drawdown Date, 115% of the Loan; and

(c)	the remaining of the Facility Period, 120% of the Loan.

“Sanctions” means any embargo or sanction or prohibited order (or any similar order or directive) as referred to it in clause 8.1.21.

“Secured Indenture” means the Indenture dated as of 29 November 2013 for USD 650,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 7.375% First Priority Ship Mortgage Notes due in 2022;

“Security Documents” means this Agreement, the Mortgage, the General Assignment, any Charter Assignment, the Account Pledge, the Corporate Guarantee, the Manager’s Undertaking and any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Bank to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

“Security Party” means the Borrower, the Corporate Guarantor, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Value” means the amount in USD (as certified by the Bank) which, at any relevant time, is the aggregate of (i) the Valuation Amount as most recently determined in clause 8.2.2 and (ii) the market value of any additional security (or, in the case of cash Dollars, its face value) at that time held by the Bank and provided under clause 8.2.1 or otherwise;

“Shareholder” means Anemos Maritime Holdings Inc. a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Ship Security Documents” means, together, the Mortgage, the General Assignment and the Manager’s Undertaking;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” means the total assets as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meaning assigned to them in accordance with US GAAP adjusted (i) for charter-free market values of vessels and (ii) by deducting unencumbered cash (which shall have the meaning given thereto under US GAAP);

“Net Total Debt’’ means total debt as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meaning assigned to them in accordance with US GAAP less unencumbered cash (which shall have the meaning given thereto under US GAAP) of the Group;

“Total Loss” means, in respect of the Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel; or

(b)	Compulsory Acquisition; or

(c)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless (i) the Vessel be released and restored to the Borrower within ninety (90) days after such incident, or (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the Borrower’s war risks insurance, the shorter of twelve (12) months and such period for which cover is confirmed to attach;

“Transferee” is defined in clause 15.4; and

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the reasonable opinion of the Bank become the subject of a notification by the Bank to the Borrower under clause 12.1; and

“Underlying Documents” means, together, any Extended Employment Contracts and the Management Agreement;

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Security Documents are from sources within the US for US federal income tax purposes;

“USA” and “US” means the United States of America; and

“Valuation Amount” means the value of the Vessel as most recently determined under clause 8.2.2.

Words and expressions defined in Schedule 3 (Vessel Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2

1.3	Construction

In this Agreement, unless the context otherwise requires:

(a)	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

(b)	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

(c)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

(d)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

(e)	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Bank shall also include a Transferee;

(f)	words importing the plural shall include the singular and vice versa;

(g)	references to a time of day are, unless otherwise stated, to London time;

(h)	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

(i)	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(j)	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

(k)	a certificate by the Bank as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

(l)	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Bank such approval, agreement or consent must be obtained in writing unless the contrary is stated;

(m)	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising; and

(n)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting Terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted international accounting principles (or such other accounting principles as the Bank deems appropriate).

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18.6.4 no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

1.6	Bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this clause:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution	Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

2	THE BANK’S COMMITMENT, ADVANCE AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Bank agrees to make available by way of loan to the Borrower on the terms of this Agreement the principal sum of up to USD16,125,000 for the purpose of refinancing the Borrower’s existing Indebtedness in respect of the Vessel.

2.2	Advance

On the terms and subject to the conditions of this Agreement, the Loan shall be advanced on the Drawdown Date following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. on the third Banking Day before the proposed Drawdown Date or earlier if agreed by the Bank. The Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

(a)	The principal amount specified in the Drawdown Notice for borrowing on the Drawdown Date shall, subject to the terms of this Agreement, not exceed the lesser of (i) USD16,125,000 and (ii) 75% of the Valuation Amount.

2.4	Availability

Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, make the Loan available to the Borrower on the Drawdown Date, which the Borrower acknowledges shall satisfy the obligation of the Bank to lend the Commitment to the Borrower under this Agreement.

2.5	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Bank shall have no further obligation under this Agreement.

2.6	Use of Proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.4, the Bank shall have no responsibility for the Borrower’s use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrower agrees to pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such period.

3.2	Selection of Interest Periods

The Borrower may by notice received by the Bank not later than 10 a.m. on the second Banking Day before the start of each Interest Period request that such Interest Period shall have a length of one (1), two (2), or three (3) months or such other longer period as the Borrower may select and the Bank may, subject to market availability, agree.

3.3	Determination of Interest Periods

The length of each Interest Period shall be as requested by the Borrower under clause 3.2 but so that:

(a)	the first Interest Period shall start on the Drawdown Date and each subsequent Interest Period shall start on the last day of the previous Interest Period;

(b)	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling in that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part consisting of the balance of the Loan having an Interest Period ascertained in accordance with the other provisions of this clause 3; and

(c)	if the Borrower fails to specify the length of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall last three months or such other period as complies with this clause 3.3.

3.4	Default interest

If the Bank fails to receive any sum whatsoever on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank under this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Bank under clause 10.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a length equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two 0

(2.0) per cent above the rate applicable immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to the Bank compounded at such intervals as the Bank selects.

3.5	Notification of Interest Periods and interest rate

The Bank agrees to notify the Borrower promptly of the length of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the start of any Interest Period, the Bank determines:

(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Bank in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Bank shall promptly give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall give brief details of the circumstances giving rise to its issue. After the giving of any Determination Notice any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrower by the Bank;

(b)

upon a Determination Notice being given, the Borrower and the Bank shall discuss the same in order to agree an alternative basis for maintaining the Loan, but if they are unable to agree an alternative basis within 30 days of the date of the Determination Notice, then 40 days after the Determination Notice being given, the Bank shall certify an alternative (such basis, or if agreed, the basis agreed by the Bank and the Borrower, the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis certified to the Borrower or agreed shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply. If the Borrower does not agree with any Substitute Basis certified by the Bank if there is no agreement between the parties, then the Borrower may prepay the Loan or the relevant part thereof, and the terms of Clause 4.5 and 4.6 shall apply to any such prepayment

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrower must repay the Loan by:

(a)	twenty (20) consecutive quarterly instalments (each called, a “Repayment Instalment”), the first such Repayment Instalment falling due for payment fifteen (15) months following the Drawdown Date. Each of the first four (4) such Repayment Instalments in the amount of $250,000 and the final sixteen (16) such Repayment Instalments each in the amount of $275,000, one such Repayment Instalment to be repaid on each of the Repayment Dates; and

(b)	the balloon instalment in the amount of $10,725,000 (the “Balloon Instalment”) to be repaid on the final Repayment Date together with the last (the 20th) Repayment Instalment.

If the Commitment is not drawn in full the amount of each Repayment Instalment and the Balloon Instalment shall be reduced pro rata.

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or part (being USD500,000 or any larger sum which is a whole multiple of USD500,000) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and eighty (180) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage) is, received by the Borrower (or the Bank pursuant to the Security Documents), the Borrower must prepay the Loan.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;

(b)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than ninety (90) days, upon the expiry of the Relevant Period where “Relevant Period” means, for the purposes of this clause 4.3.1(e), either (i) the period of ninety (90) days after the date upon which the relevant incident occurred or, (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be covered by the Borrower’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach.

4.4	Mandatory prepayment on sale of the Vessel

The Borrower must prepay the Loan on the date of completion of the sale of the Vessel, which shall be subject to the prior written consent of the Bank.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 6.6 or 11.2; and

(c)	all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any Break Costs.

4.6	Notice of prepayment; reduction of repayment instalments

(a)	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Bank at least two (2) days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

(b)	Any amounts prepaid pursuant to clause 4.2 shall be applied against the Loan in reducing the remaining Repayment Instalments pro rata excluding the Balloon Instalment.

(c)	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.

(d)	No amount prepaid may be reborrowed.

5	FEES AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Bank:

(a)	on 15 January 2017 a non-refundable arrangement fee of USD120,937.50; and

(b)	a commitment fee computed at the rate of zero point eight per cent (0.8%) on the undrawn amount of the Loan for the Drawdown Period. The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Drawdown Period, on the last day of the Drawdown Period, on the Drawdown Date and (on the cancelled amount of the Loan) at the time the cancellation is effective.

5.2	Expenses

The Borrower agrees to reimburse the Bank on a full indemnity basis on demand for all expenses and/or disbursements whatsoever certified by the Bank as having been incurred by it from time to time and at any time:

(a)	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Security Documents; and

(b)	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the Security Documents or any amendment thereto or consideration of the Bank’s rights thereunder or any action proposed or taken with interest at the rate referred to in clause 3.4 from the date on which such expenses and/or disbursements were demanded by the Bank to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Management Agreement, the Security Documents or the Loan and agree to indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. London time on the due date to the account of the Bank with CITIBANK N.A., New York, USA (account number 36251442; SWIFT address: CITIUS33XXX) or to such other account at such other bank in such place as the Bank may from time to time notify to the Borrower.

6.2	Payment by the Bank

The proceeds of the Loan to be advanced by the Bank to the Borrower under this Agreement must be remitted in USD on the Drawdown Date to the account or accounts specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the

Borrower undertakes to indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrower must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrower agrees to indemnify the Bank on demand against any losses or costs certified by the Bank to have been incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank agrees to maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.8	Bank may assume receipt

Where any sum is to be paid under the Security Documents to the Bank, the Bank may assume that the payment will be made when due and the Bank may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Bank, then the person to whom such sum was so made available must on request refund such sum to the Bank together with interest thereon sufficient to compensate the Bank for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Bank for any and all loss or expense which the Bank may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Bank from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Bank under any of the Security Documents, the Bank must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Bank under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Bank under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Bank of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Bank of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrower.

6.10	FATCA

6.10.1	Subject to Clause 6.10.3 below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(a)	confirm to that other party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

6.10.2	If a party confirms to another party pursuant to Clause 6.10.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

6.10.3	Clause 6.10.1(a) above shall not oblige the Bank to do anything which would or might in its reasonable opinion constitute a breach of:

6.10.3.1	any law or regulation;

6.10.3.2	any policy of the Bank;

6.10.3.3	any fiduciary duty; or

6.10.3.4	any duty of confidentiality.

6.10.4	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 6.10.1(a) above (including, for the avoidance of doubt, where Clause 6.10.3 above applies), then:

6.10.4.1	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and

6.10.4.2	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

6.11	Gross-up in the event of a FATCA Deduction – Borrower

(a)	If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

(b)	If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

(c)	The Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Bank accordingly; and

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Bank evidence satisfactory to the Bank that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Bank that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective business as it is now being conducted and to own its respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Bank in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents (other than the Corporate Guarantee) will create first priority Encumbrances

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties (other than the Corporate Guarantor and the Manager) to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties (other than the Corporate Guarantor and the Manager);

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgage in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage), the choice of the law of the Flag State to govern the Mortgage and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest balance sheets and profit and loss accounts of the Corporate Guarantor in respect of the relevant financial year as delivered to the Bank present or will present fairly and accurately the financial position of the Corporate Guarantor for the financial year, ended on such date and, as at such date, the Corporate Guarantor had no significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information/ Material Adverse Effect

all information, whatsoever provided by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Bank; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clauses 1.1 and 2.1;

7.1.16	The Vessel

as of the Drawdown Date, throughout the Facility Period, the Vessel (and in relation to 7.1.16.1 below, her Earnings and Insurances, as defined in, and in accordance with the requirements of, the Ship Security Documents) will be:

7.1.16.1	in the absolute sole, legal and beneficial ownership of the Borrower;

7.1.16.2	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;

7.1.16.3	in compliance with the ISM Code and the ISPS Code;

7.1.16.4	operationally seaworthy, in good and cargo-worthy condition and in every way fit for service;

7.1.16.5	classed with the Classification free of all requirements and recommendations of the Classification Society which have not been complied with in accordance with their terms;

7.1.16.6	insured in accordance with the Ship Security Documents; and

7.1.16.7	managed by the Manager in accordance with the terms of the Management Agreement;

7.1.17	Sharing Earnings

except with prior notice to the Bank, there will not be any agreement or arrangement whereby the Earnings (as defined in the Mortgage) may be shared howsoever with any other person (it being understood that any arrangement under which the Borrower receives a share of income received by a charterer of the Vessel is not subject to this Clause);

7.1.18	Freedom from Encumbrances

Save as otherwise disclosed in writing by the Borrower to the Bank on or prior to the date of this Agreement, neither the Vessel nor its Earnings, Insurances or Requisition Compensation (each as defined in the Mortgage) nor the Earnings Account nor any Extended Employment Contract nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters

except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Bank:

7.1.19.1	the Borrower and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates, have complied with the provisions of all Environmental Laws;

7.1.19.2	the Borrower and, to the best of the Borrower’s knowledge and belief (having made due enquiry), its Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

7.1.19.3	no Environmental Claim has been made or threatened or pending against the Borrower, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of its Environmental Affiliates; and

7.1.19.4	there has been no Environmental Incident;

7.1.20	ISM and ISPS Code

the Borrower will comply with and continue to comply with and procure that the Manager complies with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular the Borrower or the Manager will obtain and maintain a valid DOC and SMC for the Vessel and that it and the Manager will implement and continue to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies of the constitutional documents of the Security Parties and the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 8.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22	Beneficiary of Loan

the Borrower is the ultimate beneficiary of the Loan;

7.1.23	Indebtedness

no Security Party has incurred any Indebtedness save under this Agreement and the Indentures or as otherwise disclosed to the Bank in writing or as disclosed in the Group’s public filings;

7.1.24	Filings

the Borrower has filed all tax and other fiscal returns required to be filed by any tax authority to which it is subject;

7.1.25	Office

the Borrower does not have an office in England;

7.1.26	Prohibited Persons, unlawful activity

7.1.26.1	to the best of its knowledge, none of the shares in the Borrower nor in the Vessel are or will be at any time during the Facility Period legally and beneficially owned and controlled by a Prohibited Person;

7.1.26.2	to the best of its knowledge, no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties; and

7.1.26.3	to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation;

7.1.27	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or, save as disclosed to the Bank prior to the Execution Date, or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.28	No business

the Borrower has not undertaken any business or employed any person or incurred any obligations in respect of any pension scheme, save in respect of the Master, officers and crew of the Vessel;

7.1.29	Ownership of Borrower

all the shares in the Borrower are legally and beneficially owned and controlled by the Shareholder, which is legally and beneficially owned and controlled by the Corporate Guarantor;

7.1.30	Indentures

The entry by the Borrower into this Agreement, and its borrowing of the Loan hereunder, and the execution by the Corporate Guarantor of the Corporate Guarantee do not breach any provision of either Indenture;

7.1.31	FATCA

None of the Security Parties is a FATCA FFI or a US Tax Obligor;

7.1.32	Manager

the Manager is fit and proper commercial and technical manager of the Vessel with the sufficient and fully trained personnel, experience and ability to perform its obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice.

7.2	Repetition of representations and warranties

During each Interest Period throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such Interest Period.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Bank that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform the Bank of (a) any Default (including the occurrence of any Event of Default under (and as defined in) either Indenture, in which case the Borrower shall also provide to the Bank copies of all demands or notices made in connection therewith) and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Bank, upon request, with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence/Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that the owner of all shares, and control, of the Borrower, directly or through other companies, is the Corporate Guarantor;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

provide as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Bank) consolidated balance sheet and profit and loss accounts of the Corporate Guarantor (commencing with the financial year ending 31 December 2016).

8.1.7	Reimbursement of MII & MAP Policy premiums

Whether or not any amount is borrowed under this Agreement, reimburse the Bank on demand the amount of the premium payable by the Bank for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.8	Provision of further information

provide the Bank with such financial or other information concerning the Borrower and the Corporate Guarantor, all vessels (including those under construction) owned, acquired, sold or managed by any Group Member, the Manager or any of its subsidiaries, including, commitments, financial standing, operations and in relation to Borrowed Moneys, repayment of Borrowed Money, operating expenses and charter arrangements as the Bank may from time to time reasonably require and all other documentation and information as the Bank may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.9	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.10	Compliance with ISM Code

comply with, and will procure that any Operator will comply with, and ensure that the Vessel and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgage);

8.1.11	Withdrawal of DOC and SMC

immediately inform the Bank if there is any actual withdrawal of their or any Operator’s DOC or the SMC of the Vessel;

8.1.12	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Bank of the receipt by the Borrower or any Operator of notification that its application for a DOC or any application for an SMC for the Vessel has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager or any Operator will:

8.1.13.1	maintain at all times a valid and current ISSC in respect of the Vessel;

8.1.13.2	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

8.1.13.3	procure that the Vessel will comply at all times with the ISPS Code;

8.1.14	Compliance with Laws and payment of taxes

comply with, and will ensure that the Manager and the Vessel complies with, all relevant Environmental Laws, laws, statutes, directives, decrees, rulings and analogous rules (including, but not limited to, rules relating to international sanctions) and regulations and pay all taxes for which it is liable as they fall due and has or have at all times all trading certificates necessary to carry out the trade in which the Vessel are engaged at any relevant time;

8.1.15	Charters etc.

(i) deliver to the Bank a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Bank’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Bank in connection with any such Charter Assignment, forthwith following the Bank’s demand.

8.1.16	Indentures

comply with all of the obligations undertaken by the Corporate Guarantor under the Indentures which are set out in the Indenture Excerpt and the Borrower further agrees:

(a) any terms defined in the Secured Indenture shall have those meanings when used in the Indenture Excerpt;

(b) no waiver or variation of any term of the Secured Indenture by any person shall waive or vary the Borrower’s obligations hereunder to comply with the obligations in the Indenture Excerpt, except with the consent of the Bank;

(c) the Borrower shall continue to be bound by its, or as the case may be, the Corporate Guarantor’s, obligations as set out in the Indenture Excerpt following a Covenant Defeasance (as defined in either Indenture) or a Legal Defeasance (as defined in either Indenture) or other termination or cancellation of the Indenture;

(d) the Borrower will not, and will procure that the Corporate Guarantor will not, vary any material term of the Secured Indenture without the prior written consent of the Bank, however this will not affect its right of partial or full prepayment of either Indenture;

8.1.17	Financial Covenants of the Corporate Guarantor’s Group

procure that

8.1.17.1	at no time shall the Liquidity of the Group be less than USD30,000,000;

8.1.17.2	the Fixed Charge Coverage Ratio must be at least 2 to 1;

8.1.17.3	the Net Total Debt divided by the Total Assets shall be less than 80%; and

8.1.17.4	throughout the Facility Period there is standing to the credit of an unencumbered account with the Bank in the name of the Borrower, the Manager or the Corporate Guarantor at least USD350,000, such amount to be in addition to any minimum liquidity required by the Bank in respect of any other Group Member provided that if any Group Member is required, in relation to any of its Indebtedness, to comply with any covenants (the “Related Covenants”) which are equivalent or similar to those set out in sub-clauses 8.1.17.2-8.1.17.3, but impose (respectively), a greater ratio (in respect of sub-clause 8.1.17.2 or a lower percentage in respect of 8.1.17.3, then the Borrower shall procure that the relevant one of the Related Covenants is complied with in place of the relevant one of those set out above;

8.1.18	Compliance Certificates

deliver to the Bank on the dates of which the accounts and financial statements must be delivered to the Bank under clause 8.1.6, a Compliance Certificate signed by the chief financial officer of the Corporate Guarantor together with such supporting information as the Bank may require;

8.1.19	Inspection

permit the Bank, upon receipt of at least 30 days written notice, by surveyors or other persons appointed by it for such purpose, to board the Vessel at all reasonable times (which the Bank shall use reasonable endeavours to ensure do not adversely affect the operation of the Vessel) for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Bank reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) and the Borrower shall pay the costs in respect of (i) one inspection in each calendar year and (ii) all such inspections following the occurrence of an Event of Default which has not been remedied or waived and the Borrower shall effect all repairs which the Bank may reasonably request as a result of such inspection;

8.1.20	Subordination

ensure that all Indebtedness of the Borrower to the Shareholder or to any other Group Member (save for the Indentures) is fully subordinated, and to subordinate any Indebtedness issued to it by the Shareholder or any other Group Member, all in a form acceptable to the Bank;

8.1.21	Sanctions

ensure that the Vessel will not be employed, and will not suffer the Vessel to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:

(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) imposed by law or regulation of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom;

(iv)	the USA;

(v)	the Flag State;

(vi)	the Marshall Islands; or

(vii)	any state of which any officer or crew member of the Vessel is a national as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the USA as they apply to their members or nationals, or any law applicable to the Borrower, any Operator of the Vessel, any charterer of the Vessel or any country which the Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	to the knowledge of the Borrower, by or for the benefit of a Prohibited Person;

8.1.22	Delivery of reports

deliver to the Bank upon request as many Certified Copies as the Bank may reasonably require of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;

8.1.23	Vessel information

provide the Bank promptly on request with all such information as it may from time to time require in relation to the Vessel, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to the Vessel, all reports of port state control inspections of the Vessel and information on the financial and operating performance of the Vessel in such form as the Bank may approve or require and all such information as it may from time to time require to determine the Valuation Amount of the Vessel in accordance with clause 8.2.2;

8.1.24	Dividends

the Corporate Guarantor may declare or pay dividends in accordance with the terms of the Indentures for up to USD0.06 per issued share per financial quarter and then so long as no Event of Default shall have occurred, or shall occur as a result of such declaration and/or payment; and

8.1.25	Transactions with associated companies

not enter into any transactions with any Group Member, other than on arm’s length terms and shall not co-mingle its assets, other than transactions already disclosed in public filings of the Corporate Guarantor, nor become liable for any third party obligations or encumber its rights under this Agreement (and for the purpose of this clause, the Management Agreement is to be treated as having been entered into on arms-length terms).

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time the Security Value shall be less than the Required Security Amount, the Bank shall give notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:

8.2.1.1	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

8.2.1.2	within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice either constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank in its discretion having a value for security purposes at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.5 and 4.6 shall apply to prepayments under clause 8.2.1.1 provided that the Bank shall apply such prepayments in reduction of the repayment instalments under clause 4.1 pro rata and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of Vessel

The Vessel shall, for the purposes of this Agreement, be valued in USD by taking the valuation prepared by an Approved Broker appointed by the Borrower, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel and shall be no older than 30 days as at any relevant date. Valuations shall be obtained:

8.2.2.1	prior to (but no more than 30 days prior to) the Drawdown Date and annually thereafter; and

8.2.2.2	(in addition to 8.2.2.1 above) at any other time as the Bank shall require (in its reasonable discretion).

The Approved Broker’s valuations for the Vessel on each such occasion shall constitute the Valuation Amount of the Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3	Information

The Borrower undertakes to supply to the Bank and to the relevant Approved Broker such information concerning the Vessel and its condition as such the Bank or such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with obtaining and determining (i) any Valuation Amount pursuant to Clause 8.2.2.1, (ii) any Valuation Amount pursuant to clause 8.2.2.2 once per calendar year and at any time after the occurrence of a Default, (iii) any Valuation Amount which obliges the Borrower to make a prepayment of the Loan or provide additional security in accordance with Clause 8.2.1, and (iv) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1.2, must be paid by the Borrower and, subject to item (ii) above, all costs in connection with obtaining and determining any Valuation Amount under clause 8.2.2.2 prior to the occurrence of a Default shall be at the cost of the Bank.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessel) shall be determined in accordance with clause 8.2.2 and (ii) of any cash in USD shall be its face value.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive (at the Borrower’s expense) such evidence and documents as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with the Bank that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Bank, which shall not be unreasonably withheld:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance or as otherwise disclosed in writing by the Borrower to the Bank on or prior to the date of this Agreement) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person, unless the same is reasonably required in the ordinary course of business;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date;

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over its present or future undertakings, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any business other than the ownership and operation of the Vessel or employ anyone other than the Manager as commercial and technical manager of the Vessel;

8.3.5	Acquisitions or investments

acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its businesses of owning, operating and chartering the Vessel, or make any financial investments;

8.3.6	Other obligations

incur any obligations (to any Group Member or otherwise) except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into (or in the case of any obligation to any Group Member, reasonably entered into) in the ordinary course of its business of owning, operating and chartering the Vessel (and for the purposes of this Agreement any obligations incurred under the Management Agreement are deemed to have been reasonably incurred in the ordinary course of business);

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents or as otherwise disclosed in writing by the Borrower to the Bank on or prior to the date of this Agreement;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents or as otherwise disclosed in writing by the Borrower to the Bank on or prior to the date of this Agreement;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable, or give security or quasi security for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for (i) guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel and (ii) senior unsecured guarantees issued under the Indentures and (iii) such other guarantees to which the Bank shall have consented in writing;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than the Bank pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);

8.3.12	Subsidiaries

form or acquire any subsidiaries;

8.3.13	Change of name, Manager, flag or class

change the name, Manager, flag, Classification or Classification Society of the Vessel;

8.3.14	Charters

without the prior written consent of the Bank (which consent may not, in respect of 8.3.14.1.2 below, be unreasonably withheld) and then, if such consent is given, only subject to such conditions as the Bank may impose, let or agree to let the Vessel:

8.3.14.1.1	on demise charter for any period; or

8.3.14.1.2	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

8.3.14.1.3	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

8.3.14.1.4	below a fair and reasonable arms-length rate obtainable at the time when the Vessel is fixed;

8.3.15	Nuclear waste

permit the Vessel to carry nuclear waste or radioactive material;

8.3.16	Prohibited Persons

and shall use reasonable endeavours to procure that no Group Member will, have any course of dealings, directly or indirectly, with any Prohibited Person;

8.3.17	Change in constitutional documents

amend or vary its constitutional documents;

8.3.18	Employees

employ any person except the Master, officers and crew of the Vessel owned by it;

8.3.19	FATCA:

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so; or

8.3.20	Dividends

If there has occurred an Event of Default which is continuing, or an Event of Default would thereby be caused to occur, declare or pay dividends or distribute any of its present or future assets, undertakings, rights or revenues.

8.4	Indentures

Notwithstanding anything in this Agreement:

(i) any terms, transactions or events permitted by the Indenture Excerpt and

(ii) save as otherwise expressly provided in this Agreement, any other terms or transactions or events permitted by the Indentures shall be deemed to be permitted by this Agreement.

9	CONDITIONS

9.1	Documents and evidence

The Bank’s obligation to make available the Loan is subject to the following conditions precedent:

9.1.1	that, on or before the service of the Drawdown Notice hereunder, the Bank has received the documents described in Part A of Schedule 2 in form and substance satisfactory to the Bank and its lawyers;

9.1.2	that on or before the Drawdown Date, the Bank has received the documents described in Part B of Schedule 2 in form and substance satisfactory to the Bank and its lawyers;

9.1.3	the representations and warranties contained in clause 7 and clauses 4.1 and 4.2 of the Corporate Guarantee being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.4	no Default having occurred and being continuing and there being no Default which would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.3	Further conditions precedent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may reasonably request and the Borrower must, not later than five (5) Banking Days prior to such date, deliver to the Bank (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement and clauses 4 and 5 of the Corporate Guarantee.

9.4	English language

All documents required to be delivered under and/or supplied in connection with any of the Security Documents must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa)

received by the Bank within five (5) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand); or

10.1.2	Breach of Insurance and certain other obligations: the Borrower or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the reasonable opinion of the Bank is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect unless such misrepresentation is remedied within five (5) days of the Bank giving written notice to the Borrower or the Borrower becoming aware of, the occurrence thereof; or

10.1.5

Cross-default: any Indebtedness of any Security Party in an amount exceeding USD5,000,000 or USD 25,000,000 in case of the Corporate Guarantor is not paid when due (subject to applicable grace periods and provided that if the Borrower has made a formal bona fide written request for a waiver in respect of a due amount to any commercial bank and has notified the Bank accordingly, then no Event of Default under this clause 10.1.5 shall be deemed to have occurred until the earlier of (i) the date on which the relevant commercial bank informs the Borrower it will not grant a waiver or that it reserves its rights and (ii) the date falling fifteen (15) days after that due date for payment if no waiver has been granted by the relevant commercial bank) or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned (unless the relevant creditor has granted to the Borrower a waiver in respect thereof and the Borrower has notified the Bank accordingly); or

10.1.6	Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7	Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so other than in respect of any debt withheld in accordance with the terms of any agreement governing such debt; becomes insolvent; or suffers the declaration of a moratorium in respect of any of its Indebtedness, Provide that, in all cases, if the Borrower has made a formal bona fide written request to a creditor to suspend payment of a debt or requested a creditor to write off a debt and has notified the Bank accordingly, no Event of Default under this clause 10.1.7 shall be deemed to have occurred until the earlier of (i) the date on which the relevant creditor informs the relevant Security Party it will not agree to suspend payment of the debt or write it off (as applicable) and (ii) the date falling fifteen (15) days after the relevant due date AND no Event of Default under this clause 10.1.7 shall be deemed to have occurred at all if (i) a relevant creditor informs the relevant Security Party it will agree to suspend payment of the debt or write it off (as applicable) or (ii) the relevant Security Party makes payment of the relevant debt, in each case before the date falling fifteen (15) days after the relevant due date; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Corporate Guarantor or the Manager) without the Bank’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Bank’s prior written consent; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or substantially all, in the Bank’s reasonable discretion, of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Bank, such consent not to be unreasonably withheld; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents, other than as a result of any act or omission by the Bank, and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of fifteen (15) days thereafter (this clause does not include capture of the Vessel by pirates for up to 12 months (but does apply if such capture exceeds 12 months) if relevant underwriters confirm in writing (in customary terms) within ninety (90) day of capture, that such capture will be covered by the Borrower’s war risks insurance); or

10.1.21	Registration: the registration of the Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank; or

10.1.22	Unrest: the Flag State or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Borrower shall have transferred the Vessel onto a new flag acceptable to the Bank within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the reasonable opinion of the Bank be expected to have a Material Adverse Effect; or

10.1.24	P&I: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is liable to cancellation, qualification or exclusion at any time; or

10.1.25	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Bank, is reasonably likely to give rise to a Material Adverse Effect materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.27	Material adverse change: there occurs a material adverse change in:

(a)	the financial condition or strength of any Security Party by reference to the financial position or strength of such Security Party as described by any Security Party to the Bank in the negotiation of this Agreement; or

(b)	the conditions prevailing in the international money and capital markets; or

(c)	the financial, political or economic situation globally; or

(d)	the financial prospects of the Borrower or the Corporate Guarantor,

in each case, which, in the reasonable opinion of the Bank, could prejudice the ability of the Borrower or the Corporate Guarantor to fulfil their respective obligations under the Security Documents.

10.1.28	Change of Control: There shall occur a “Change of Control” (as defined in the Secured Indenture) or the “Permitted Holder” (as defined in the Secured Indenture) owns less than 20% of the issued share capital of the Corporate Guarantor or the Borrower ceases to be a wholly owned subsidiary of the Shareholder or the Shareholder ceases to be a wholly owned subsidiary of the Corporate Guarantor; or

10.1.29	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrower declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall immediately be cancelled; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whensoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in otherwise accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, under clause 10.2.2, the Bank has declared the Loan to be due and payable on demand, at any time thereafter the Bank may by further notice to the Borrower demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable accordingly with all interest accrued and all other sums payable under this Agreement.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Bank on demand, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, any Break Costs) which the Bank shall certify as sustained at any time by it in connection with this Agreement.

11.2	Environmental indemnity

The Borrower shall indemnify the Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Bank which would not have been, or been capable of being, made or asserted against the Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrower shall promptly indemnify the Bank on demand against any cost incurred or loss suffered by the Bank as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Bank under clause 11.2.

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Bank notifies the Borrower that by reason of:

12.1.1.1	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

12.1.1.2	compliance by the Bank with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Bank to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future date (specified in the Bank’s notice) not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Bank certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Bank) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including, but not limited to, the “International Convergence of Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) and including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Bank or its holding company allocates capital resources to the Bank’s obligations hereunder) is to:

12.2.1	subject the Bank to Taxes or change the basis of Taxation of the Bank relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4	reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6	require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrower must on demand either:

12.2.6.1	pay to the Bank the amount which the Bank certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss; or

(b)	prepay the Loan, in respect of which prepayment the terms of clause 4.5 shall apply.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	SECURITY, SET-OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank as follows:

13.1.1	first in or toward payment of all unpaid fees, commissions, sums which have been demanded by way of indemnity and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment to the Bank for any loss which the Bank certifies it has suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly in or towards payment to the Bank of any other sums which the Bank certifies are owing to it under any of the Security Documents; and

13.1.6	sixthly the surplus (if any) shall be paid to the Borrower or to whomsoever else may appear to the Bank to be entitled to receive such surplus.

13.2	Set-off

13.2.1	The Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrower to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrower prior to the exercise or purported exercise of any right of set-off.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrower undertakes with the Bank to ensure that, throughout the Facility Period, the Security Documents shall be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents executed by the Borrower, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Bank shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Bank or (vi) any other circumstances whatsoever outside the Bank’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by both parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

14	EARNINGS ACCOUNT

14.1	General

The Borrower undertakes with the Bank that they will ensure that:

14.1.1	the Borrower will on or before the Drawdown Date, open the Earnings Account in its name; and

14.1.2

all moneys payable to the Borrower in respect of the Earnings (as defined in the Mortgage) shall, unless and until the Bank directs to the contrary pursuant to the provisions of the Mortgage, be paid to the Earnings Account, Provided however that if any of the moneys paid to the Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of the Earnings Account denominated in such currency (except that if the Borrower fails to open such a sub-account, the Bank shall then convert such moneys into USD at the Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of the Earnings Account may be applied from time to time (i) firstly to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of Clause 14.3 and to no Event of Default having occurred, in the operation of the Vessel and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower.

14.3	Application of account

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, apply all moneys then standing to the credit of the Earnings Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.4	Charging of Earnings Account

The Earnings Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Bank and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of their respective rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under any of the Security Documents to any other bank or financial institution (an “Assignee”) without the consent of the Borrower.

15.4	Transfer by Bank

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) without the consent of the Borrower, provided always that any such Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Bank’s obligations under this Agreement.

15.5	Documentation

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4 the Borrower undertakes, immediately on being requested to do so by the Bank , to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Bank shall be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.

15.7	Disclosure of information

The Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about or in connection with any of the Security Parties and the Security Documents as the Bank considers appropriate.

15.8	No additional costs

If at the time of, or immediately after, any assignment and/or transfer by the Bank of all or any part of its rights and/or benefits and/or obligations under this Agreement, or any change in the office through which the Bank lends for the purposes of this Agreement, the Borrower would be obliged to pay to the Assignee or Transferee or (in the case of a change of lending office) the Bank under clause 6.6 or 12.2 any sum exceeding the sum (if any) which it would have been obliged to pay to the Bank under the relevant clause had no such assignment, transfer or change taken place, the Borrower shall not be obliged to pay such excess.

16	NOTICES

16.1	General

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	subject to clause 16.2.2 and clause 16.2.4 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Bank by notice in writing);

Address	c/o Navios Shipmanagment Inc.
85 Akti Miaouli
185 38 Piraeus
Greece

Fax no:	+ 30 210 4171984

16.2.2	notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Bank to the Borrower to the address or fax number referred to in clause 16.2.1;

16.2.3	subject to clause 16.2.4, notices to the Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Bank at the address and/or the fax number appearing below (or at any such other address or fax number as the Bank may hereafter specify for such purpose to the Borrower by notice in writing);

Address	ALPHA BANK A.E.
93 Akti Miaouli
185 38 Piraeus
Greece

Fax no:	+30 210 429 0268

16.2.4	if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17	GOVERNING LAW

17.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	JURISDICTION

18.1	Exclusive jurisdiction

For the benefit of the Bank, and subject to clause 18.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4	without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2;

18.2.5	agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment with in seven (7) days the Bank shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower:

18.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1; and

18.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 18.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Bank, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1	nothing in this clause 18 limits the right of the Bank to bring proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2	the obtaining by the Bank of judgment in one jurisdiction shall not prevent the Bank from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

The jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1	for the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with or in any way related to any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by the Bank pursuant thereto or which would, if brought by the Borrower against the Bank, have been required to be brought in the English courts;

18.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against the Bank and the Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Bank;

18.6.3	If, for any reason whatsoever, any Security Party and/or any third party brings or pursues against the Bank any Foreign Proceedings, the Borrower shall indemnify the Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Bank certifies as having been incurred by it;

18.6.4	the Bank and the Borrower hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of the Bank against whom the Borrower brings a claim in connection howsoever with (i) any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Bank pursuant thereto, or which, if it were brought against the Bank, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Bank were references to such officer, employee, agent or business associate, as the case may be.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Execution page

SIGNED by Alexandros Laios	)
attorney-in-fact for and on behalf of	)
NOSTOS SHIPMANAGEMENT CORP.	)
pursuant to a Power of Attorney	)
dated 2 November 2016)		/s/ Alexandros Laios

SIGNED by Evangelia Makri	)
and by Chrisanthi Papathanasopoulos	)
for and on behalf of	)
ALPHA BANK A.E.	)	/s/ Evangelia Makri /s/ Chrisanthi Papathanasopoulos

Authorised signatories